SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

May 21, 2003

Exact Name of
Commission	Registrant	State or other	IRS Employer
File	as specified in	Jurisdiction of	Identification
Number	its charter	Incorporation	Number

333-66032	PG&E National Energy Group, Inc.	Delaware	94-3316236

PG&E National Energy Group, Inc.
7600 Wisconsin Avenue
Bethesda, Maryland

(Address of principal executive offices) (Zip Code)

(301) 280-6800

(Registrant’s telephone number, including area code)

Item 5. Other Events

NSTAR Electric & Gas Corporation Litigation

On April 28, 2003, in response to a petition for review filed by NSTAR Electric & Gas Corporation (NSTAR), the United States Court of Appeals for the D.C. Circuit (DC Circuit) vacated and remanded certain orders issued by the Federal Energy Regulatory Commission (FERC) related to bid mitigation agreements entered into by the New England Independent System Operator (ISO-New England) with power suppliers, such as PG&E National Energy Group, Inc.’s (PG&E NEG) subsidiary, PG&E Energy Trading-Power, L.P., to mitigate bids during periods of transmission congestion in the Northeastern Massachusetts Area. In a series of orders issued in 2001 by the FERC in a complaint proceeding initiated by affiliates of Mirant Corporation, the FERC required ISO-New England to file its bid mitigation agreements with the FERC but ruled that no refunds would be required with respect to these agreements for periods before they were filed and accepted by the FERC.

In its petition for review, NSTAR argued that, until accepted by the FERC, the bid mitigation agreements could not be effective and that any amounts collected pursuant to these agreements before they became effective must be refunded to the extent that amounts are in excess of certain rate formulas. The DC Circuit decision vacating and remanding the FERC order did not call into question the FERC’s prior determination that no refunds are required with respect to these agreements, but rather directed the FERC to explain the basis for such determination. Assuming that the FERC orders to be issued following the remand become final and nonappealable, PG&E NEG believes that the ultimate outcome of this litigation will not have a material adverse effect on its financial condition or results of operations.

Settlement of Shaw Litigation and Termination of Certain PG&E NEG Guarantees

As previously disclosed, on April 10, 2003, PG&E NEG and its affiliates, NEG Construction Finance Company LLC (CFC), Covert Generating Company, LLC (Covert), and Harquahala Generating Company, LLC (Harquahala), The Shaw Group Inc. and its affiliates (collectively, Shaw) and the construction lenders, executed a non-binding term sheet to resolve their disputes related to the construction of PG&E NEG’s Covert and Harquahala generating projects. Effective May 16, 2003, these parties entered into a definitive settlement agreement pursuant to which the parties agreed to the dismissal, with prejudice, of the claims each has asserted against one another in a number of pending arbitration and litigation proceedings. Under the settlement, Shaw will continue to serve as prime contractor for each of the engineering, procurement and construction contracts (EPC contracts) for the Covert and Harquahala generating projects, which are nearing completion. Pursuant to the settlement, Shaw has received additional time to complete the projects and the EPC contract prices for the Covert and Harquahala generating projects were increased in the combined amount of $65 million, of which PG&E NEG agreed to pay (and has paid) to Shaw, $32.5 million. PG&E NEG recognized a charge of $32.5 million for these costs in the first quarter of 2003. The remaining $32.5 million is payable by Covert and Harquahala under their construction financing arrangements.

In addition, the settlement provides for the termination of the cost sharing arrangements between Shaw and CFC, all of PG&E NEG’s guarantees in favor of Shaw and PG&E NEG’s completion guarantees in favor of the construction lenders. Also, as part of the settlement, Shaw has agreed to defend and indemnify Harquahala in the pending arbitration proceeding with Siemens Westinghouse Power Corporation, the major equipment supply contractor for the Harquahala facility, and to cooperate with the transfer of Covert and Harquahala facilities to the lenders’ designee.

Item 7.Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit No.	Description of Document

99	Settlement Agreement dated as of May 15, 2003, among The Shaw Group, Inc., Shaw Constructors, Inc., Stone & Webster Michigan, Inc., Stone & Webster, Inc., PG&E National Energy Group, Inc., NEG Construction Finance Company, LLC, Covert Generating Company, LLC, Harquahala Generating Company, LLC, and SOCIÉTÉ GÉNÉRALE, as the Administrative Agent for the Banks

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E NATIONAL ENERGY GROUP, INC.

By: /s/ Thomas E. Legro Name: Thomas E. Legro Title: Vice President and Chief Accounting Officer

Dated: May 21, 2003

EXHIBIT INDEX

Exhibit No	Description of Document

99	Settlement Agreement dated as of May 15, 2003, among The Shaw Group, Inc., Shaw Constructors, Inc., Stone & Webster Michigan, Inc., Stone & Webster, Inc., PG&E National Energy Group, Inc., NEG Construction Finance Company, LLC, Covert Generating Company, LLC, Harquahala Generating Company, LLC, and SOCIÉTÉ GÉNÉRALE, as the Administrative Agent for the Banks

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